November 5, 2018
Mr. Christopher E. Kubasik
c/o L3 Technologies, Inc.
600 Third Ave.
New York, NY 10016
Dear Chris:
This letter memorializes our recent discussions regarding the terms of your employment with L3 Technologies, Inc. (“L3”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among L3, Harris Corporation (“Harris”) and Leopard Merger Sub Inc., dated as of October 12, 2018 (the “Merger Agreement”). References in this letter to the “Company” will be deemed to refer to L3 before the Closing and to the Combined Company (as defined in the Merger Agreement) after the Closing. Except as modified herein, the terms of the L3 Technologies, Inc. Amended and Restated Change in Control Severance Plan, as amended and restated through July 25, 2018 (the “CIC Plan”), will remain in full force and effect. Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement. In the event that (i) your employment with the Company terminates for any reason prior to the Closing Date or (ii) the Merger Agreement is terminated prior to the closing of the Merger, this letter will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder. This agreement supersedes in its entirety the letter agreement and the Term Sheet attached thereto, dated October 12, 2018, between you and L3.

1.	Position.
For the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, or if earlier, the date when William Brown ceases to serve as the Chief Executive Officer of the Company for any reason (the “Initial Period”), you will serve as the President and Chief Operating Officer of the Company and report directly to the Chief Executive Officer of the Company; provided that your performance evaluation shall be conducted by the independent members of the Company’s Board of Directors (the “Board”). Commencing on the Closing Date, you will also serve as the Vice Chairman of the Board. During the Initial Period, (i) you will be responsible for oversight of operational functions and the presidents of each operating segment, business development, supply chain, manufacturing and other operating functions will report directly to you and (ii) you and the Chief Executive Officer will (x) establish and co-chair an integration steering committee to be composed of executives and other employees to be mutually selected by you and the Chief Executive Officer of the Company and (y) have joint responsibility for overseeing the officer of the Company that is responsible for leading the integration process of the businesses of Harris and L3 following the Closing Date.
Commencing immediately after the Initial Period, you will become the Chief Executive Officer of the Company and you will continue to serve as President of the Company and Vice Chairman of the Board and report directly to the Board. As President and Chief Executive Officer, your duties and responsibilities will be determined by the Board in good faith in consultation with you and will be consistent with your position.
On the third anniversary of the Closing Date, you will also assume the position of Chairman of the Board.

2.	Compensation.
During the Protection Period (as defined below), your annual base salary will be $1,450,000, your target annual cash bonus award will be $2,500,000, the target value of your annual long-term incentive awards will be $10,250,000 and in no case will your annual base salary, annual bonus target, annual bonus payment, target value of your annual long-term incentive award or annual long-term incentive award be less than that paid or granted by the Company to William Brown (assuming you remain employed for the full fiscal year in respect of which such bonus or award is earned). To the extent that normal annual compensation review cycles occur prior to Closing, the Company may (but is not required to) adjust your compensation elements to amounts not exceeding the contemplated levels in the preceding sentence.
Notwithstanding the foregoing, the Compensation Committee of the Board (the “Compensation Committee”) will retain discretion to increase, but not decrease, the amount of your annual base salary, annual bonus target, annual bonus payment, target value of your annual long-term incentive award and your annual long-term incentive award at any time during the Protection Period, provided that any adjustment applied to such amounts will be equally applied to William Brown’s annual base salary, annual bonus target, annual bonus payment, target value of his annual long-term incentive award and his annual long-term incentive award, as applicable. Commencing January 1, 2020, you will be eligible for benefits and perquisites at levels no less favorable than those provided to William Brown.
No later than 30 days following the Closing Date (or, if that date occurs within a “quiet period” under the Company’s equity grant policy, the first trading date following the end of such “quiet period”), you will receive a one-time integration award comprised of (i) performance stock units with a target value of $2,500,000 (the “Integration PSUs”) and (ii) performance-based non-qualified stock options with a grant date value of $5,000,000 and a 10-year term (the “Integration Options” and collectively, with the Integration PSUs, the “Integration Award”). Both components of the Integration Award will be subject to three-year cliff-vesting, provided, that if the continued service condition applicable to William Brown’s Integration Award is deemed satisfied upon his retirement on the third anniversary of the Closing Date, the continued service condition applicable to your Integration Award will also be deemed satisfied at that time. The Integration PSUs will be subject to a 0 to 2 times target payout for the achievement of cost synergy goals from the Closing Date through December 31, 2021 and a separate 0.5 to 2 times modifier of any such earned payouts for achievement of a cumulative earnings per share goal over the same period, in each case as established by the Compensation Committee in good faith in consultation with you and communicated to you at the time of grant. The actual earned value of the Integration PSUs will be determined by the Compensation Committee based on its assessment of the achievement of the applicable performance objectives. The Integration PSUs will accrue dividends in an amount equal to the cash dividends or other distributions, if any, which are paid during the performance period and will be paid upon settlement of the earned Integration PSUs. The Integration Options will be subject to a performance-vesting condition such that the award will vest and become exercisable only if 80% of the cost synergy goal is achieved. The Integration Award will be in addition to the long-term incentive award opportunity in the preceding paragraphs and the Integration Award will be on terms and conditions determined by the Compensation Committee that are the same as the equity-based integration awards granted to other senior executives of the Company generally.
You will receive a cash payment of up to $1,250,000 to be utilized for any relocation-related expenses incurred by you within three years following the Closing Date as determined by you, with gross-up of any amounts taxed as ordinary income (the “Relocation Payments”). To the extent permitted under the Merger Agreement and the Disclosure Letter thereunder, the Company may accelerate the Relocation Payments into December 2018, subject to your obligation to repay the after-tax value of such amounts to the Company in the event the Closing does not occur, or to the extent that you fail to incur such expenses within three years following the Closing Date.

3.	Termination of Employment.
You will continue to be covered by the CIC Plan with a “Severance Multiple” (as defined under the CIC Plan) of three and with other benefit levels as provided under the CIC Plan, with the protection period during which you will be considered an “Eligible Employee” as defined in the CIC Plan (in the event your employment is terminated by the Company other than for “Cause” or you terminate employment for “Good Reason,” as these terms are defined under the CIC Plan and modified by this letter) extended until the fourth anniversary of the Closing Date (the “Protection Period”).
If, during the first two years following the Closing Date, your employment is terminated by the Company other than for Cause or you terminate employment for Good Reason, a portion of the Integration Award (one-third of the Integration Award if the date of termination occurs during the first year following the Closing Date and two-thirds of the Integration Award if the date of termination occurs during the second year following the Closing Date) will remain outstanding and eligible to vest (with the remaining portion forfeited) for the remainder of the applicable performance period based on the attainment of the applicable performance goals and option exercisability for the life of the award for any Integration Options that satisfy the performance-vesting condition.
If, during the third year following the Closing Date, your employment is terminated by the Company other than for Cause or you terminate employment for Good Reason, the Integration

Award will remain outstanding and eligible to vest for the remainder of the applicable performance period based on the greater of target performance and actual attainment of the applicable performance goals, with the Integration Options being exercisable for the life of the award.
If, during the Protection Period, your employment is terminated by the Company other than for Cause or you terminate employment for Good Reason, you will be entitled to the following treatment of your outstanding equity-based awards other than the Integration Award:

A.
each stock option will become fully vested and exercisable immediately prior to the termination of your employment, and each option (whether it became vested immediately prior to termination or was previously vested) will remain exercisable for the life of the award;

B.	each restricted stock unit shall become fully vested and promptly issuable for one share of the Company’s common stock pursuant to its terms; and

C.
each performance share unit or performance restricted stock unit will remain outstanding and (A) if your termination occurs prior to the end of the applicable performance period, the units will remain outstanding and eligible to vest for the remainder of the applicable performance period based on the attainment of the applicable performance goals (and any requirement for you to remain employed will be waived); and (B) if your termination occurs after the end of the applicable performance period and there is a requirement for you to remain employed for a subsequent vesting period, such requirement shall be waived and the number of shares earned with respect to such performance period shall become fully vested.

Release Requirement
All separation payments and benefits in this Paragraph 3 will be subject to your execution and non-revocation of a release of claims in favor of the Company and its affiliates, consistent in substance with the releases of claims used at the time by the Company in connection with separations of senior corporate executives. The Company shall deliver to you the form of release of claims within five business days of the date of your termination. For avoidance of doubt, such release of claims shall be limited to a release of claims arising in connection with your employment or service (or the termination thereof) and such release of claims shall not include any restrictive covenants or otherwise impose any additional obligations on you following your termination (other than as set forth in the CIC Plan, as modified by this letter).

4.	Acknowledgments.
You acknowledge and agree that you will not have “Good Reason” under the CIC Plan solely as a result of (i) your contemplated relocation to Florida, (ii) any across the board changes in employee benefits (as long as your benefits are the same as those provided to William Brown) or (iii) the Closing of the Merger, the assignment to the Chief Executive Officer of the duties and responsibilities specified in Section 4.1(f) of the Merger Agreement or your transition to the role of Vice-Chairman of the Board, President and Chief Operating Officer of the Company at Closing, and subsequently to the roles of President and Chief Executive Officer of the Company and Chairman

of the Board at times contemplated as described above. Such waiver of your “Good Reason” rights will be negated if your transition to the various positions described in this letter does not occur as and when agreed.
For the avoidance of doubt, you shall retain the right to terminate your employment with the Company for “Good Reason” under the CIC Plan for the duration of the Protection Period other than as specified above. Additionally, the following shall also constitute “Good Reason” triggers under the CIC Plan: (a) the Company’s failure to promote you to your contemplated new roles upon and following Closing as described in this letter and in the Merger Agreement; (b) the failure of William Brown to permanently cease serving as an officer, employee and member of the Board on or prior to the third anniversary of the Closing Date or (c) the Company’s material breach of this letter (which remains uncured within 15 days following your notice to the Company thereof).
In addition, the definition of “Cause” contained in the CIC Plan will include as a clause thereof, “an independent third-party investigator mutually agreed to by you and the Company determines that you have engaged in an act of personal misconduct that (1) is a willful and substantial violation of the Company’s Corporate Policy on Equal Employment Opportunity, Anti-Harassment and Non-Retaliation (or any successors thereto) and there is a material risk that such action could cause meaningful harm to the Company (reputationally or otherwise) or (2) gives rise to a material risk of meaningful harm to the Company (reputationally or otherwise) under federal or applicable state law for discrimination or sexual harassment to subordinate employees”. The Company will not be able to terminate you for “Cause” based on the new provision described in this paragraph unless and until the Company has delivered to you a copy of a resolution duly adopted by three-quarters of the entire Board at a meeting of the Board called and held for such purpose (after 30 days’ notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in this new provision has occurred and specifying the particulars thereof in detail. The Company must notify you of the event constituting Cause under this provision within 90 days following the Company’s knowledge of its existence or such event shall not constitute Cause hereunder.
Further, you agree that if the Board reasonably believes that facts exist that may justify a termination of your employment for “Cause” under the CIC Plan, the Board retains the right to place you on a paid leave of absence for up to 10 calendar days pending its investigation of your conduct and the Board’s decision to place you on paid leave will not constitute grounds for you to terminate your employment for “Good Reason” under the CIC Plan; provided, that nothing shall alter the Company’s obligations under this letter or the CIC Plan, as applicable, and you shall continue to vest in any outstanding equity awards and other benefits during such period of paid leave.
You acknowledge and agree that Exhibit A of the CIC Plan (Confidentiality and Non-Competition Restrictive Covenants) is hereby modified with respect to you to provide that the period of time after termination of your employment set forth in Section II of such Exhibit A as to which the non-competition and non-solicitation covenants will apply as a condition of your right to receive severance benefits under the CIC Plan will be extended to 24 months following your termination of employment with the Company. All other provisions of such Exhibit A will remain in full force and effect with respect to you.

5.	Miscellaneous.
This letter will be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof; provided that all matters relating to your non-competition and non-solicitation covenants under Exhibit A of the CIC Plan (as modified in this letter) will be governed and construed in accordance with the laws of the State of Florida. This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision hereof, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). Upon the expiration or other termination of this letter, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this letter. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Prior to the Closing Date the parties agree not to amend this letter without the consent of Harris. Following the Closing Date, the parties agree that this letter may be assigned to and assumed by the Combined Company.
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We thank you for your past service and are looking forward to your continued leadership.

Sincerely,
L3 TECHNOLOGIES, INC.

By: /s/ Thomas A. Corcoran Name: Thomas A. Corcoran Title: Director and Compensation Committee Member

I agree with and accept the terms and conditions of this letter:

/s/ Christopher E. Kubasik
Name: Christopher E. Kubasik
Date: 5 November 2018